Exhibit F

                        Shareholder Committee Provisions

     Terms used in this Exhibit F as capitalized defined terms shall have the meanings ascribed to them in the Agreement and Plan of Merger to which this
Exhibit is attached.

     Authority and Responsibilities of Shareholder Committee. The Shareholder Committee and its members shall have full power and authority to take , and the responsibility for taking, the following actions as agent for the former Water Island shareholders who do not exercise dissenters' rights under Indiana law with respect to the Merger (the "Merger Shareholders"):

          The Shareholder Committee may take any actions and resolve any issues arising subsequent to the Closing Date and relating to matters covered by the Agreement, including, without limiting the foregoing, the following:

     any calculations or other actions required to comply with the provisions of Sections 1.9 and 1.10 of the Agreement, including, without limiting the foregoing, the following:

          determining and calculating Closing Working Capital and preparing the Company's Closing Schedule;

          if the Shareholder Committee receives a Working Capital Dispute Notice, negotiating with Parent and GW in good faith to resolve any disagreement with respect to Closing Working Capital set forth in the Working Capital Dispute Notice;

          if the Shareholder Committee and Parent and/or GW are unable to resolve the issues set forth in the Working Capital Dispute Notice within the timeframe set forth in Section 1.9(b), selecting a nationally recognized accounting firm to resolve the dispute in accordance with the provisions of Section 1.9(b) of the Agreement;

          determining whether there is a Working Capital Excess or Working Capital Deficiency pursuant to Section 1.9 of the Agreement;

          calculating the amount of any deferred payments to be paid to the Merger Shareholders pursuant to Section 1.10 of the Agreement and resolving any issues that would affect the amount payable to the Merger Shareholders pursuant to Section 1.10 of the Agreement;

          determining and calculating the Applicable Rate of any interest payable pursuant Section 1.10(c) of the Agreement; and

          negotiating with Parent or GW as to any other matters arising under the Agreement.

     any issues relating to indemnification pursuant to Article VI of the Agreement.


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                  The Shareholder Committee shall make all other determinations relating to the Merger or the Agreement or affecting the Merger Shareholders in connection with the Merger or the Agreement.

                  The Shareholder Committee shall have full power and authority to take all other actions that it deems, in its sole discretion, necessary or advisable to carry out the matters contemplated by the Agreement, including, without limiting the foregoing, the following:

                  the employment of attorneys, accountants or other
                      professionals as reasonably required to perform its duties under the Agreement; and

                  instituting and/or defending lawsuits or other proceedings or the undertaking of other appropriate efforts to perform its duties in carrying out the terms and intent of the Agreement.

     Reimbursement of Expenses; No Duty to Advance Funds.

                  The Shareholder Committee shall not be entitled to any compensation for its services as the Shareholder Committee hereunder.

                  The Shareholder Committee is authorized to obtain reimbursement for itself and its individual members for out-of-pocket expenses reasonably incurred in the performance of its duties and responsibilities to the extent that amounts to cover such reimbursements are available from amounts that otherwise would be payable as the First Deferred Payment or the Second Deferred Payment under Section 1.10 of the Agreement.

                  Neither the Shareholder Committee nor any of its members shall have any obligation to personally advance funds in connection with the performance of any duties under the Agreement.

     Action by Shareholder Committee. The Shareholder Committee shall act collectively by majority action of those individuals then serving (if more than one person is then serving) or by the sole individual person then serving (if only one person is serving), and shall take all action in writing. For purposes of the Agreement, written actions signed by a majority of those persons then serving (or by the single person serving if only one person is then serving) shall be conclusive evidence of the valid action of the Shareholder Committee. In the event only one person remains willing and able to act hereunder as a member of the Shareholder Committee, said person shall designate an individual who is included in the Merger Shareholders to act as the Shareholder Committee in the event such remaining person is unable or unwilling in the future to act as the Shareholder Committee.

     Term of Existence. The authority of the Shareholder Committee hereunder shall expire on December 31, 2005, except that if any indemnification or other claims or issues arising under or in connection with the Agreement shall have come to the attention of the Shareholder Committee on or prior to December 31, 2005, the Shareholder Committee shall be authorized to continue to act with respect to such matters and its authority shall remain in effect with respect to such matters, until they are resolved.

     Standard of Conduct and Limitation of Liability. The Shareholder Committee shall make its decisions and takes its actions or inactions based on the Shareholder Committee's determination, in its sole and absolute discretion, of what is in the best interest of the Merger Shareholders under all the circumstances. The members of the Shareholder Committee shall be immune from any personal liability whatsoever with respect to actions or inactions taken or not taken on behalf of the Merger Shareholders except for affirmative actions taken in bad faith and for the intended personal benefit of the individual members of the Shareholder Committee at the expense of the other Merger Shareholders. In the event a claim is asserted against the Shareholder Committee or any of the members thereof in connection with any action or inaction taken or not taken by them as agent for the Merger Shareholders, they shall be entitled to full and complete indemnification to the maximum extent permitted under the articles of incorporation and bylaws of the Company in existence immediately prior to the Closing to the extent any funds are available for such indemnification from amounts otherwise payable to the Merger Shareholders under Section 1.10 of the Agreement.


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The following Exhibits have been omitted from this filing:

         Exhibit B         -        Form of Letter of Transmittal
         Exhibit C         -        Form of Employment Agreement
         Exhibit E         -        Principal Terms of Agreement Not to Compete


All Schedules to the Agreement, which are identified in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.10, 2.11 2.12, 2.13, 2.14, 2.15, 2.16, 2.17 and 4.1, have been omitted from this filing.


Omitted Exhibits and Schedules will be furnished supplementally to the Securities and Exchange Commission upon request.


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